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                       RESTRICTED STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into as of December 31, 2001, by Golf Entertainment, Inc., (the "Seller") and The Genesis Trust (the "Purchaser").


SECTION 1.      ACQUISITION OF SHARES

(a) Sale and Purchase. On the terms and conditions set forth in this Agreement, the Seller agrees to sell to Purchaser, and the Purchaser agrees to purchase from the Seller, 3,750,000 Shares of Golf Entertainment, Inc. The sale and purchase shall occur at the offices of the Purchaser on the date set forth above or at such other place and time as the parties may agree.

(b) Consideration. The Purchaser, as consideration for the Purchased Shares, herewith transfers title to the property set forth in Exhibit A to Golf Entertainment, Inc. The "Purchase Price" (in kind) is agreed to be at least 100% of the Fair Market Value of the Purchased Shares. The parties agree that at the time of transfer, the property transferred is exchanged at a per-share pro rata rate in excess of the previous 5-day average NASD bid for the free-trading common-stock of Seller; the shares acquired have no current cash value; and are acquired for investment purposes only. The parties mutually agree as to the sufficiency and nature of the in-kind consideration.

         1. The property exchanged for the Restricted Shares is subject to any prior hypothecation, if any.


                  (i) The personal property exchanged hereby is owned in fee simple by The Genesis Trust, save and except for a note payable to Christians Incorporated for Christ, Inc., ("CIFC") which note pertains to a contract to acquire broadcast television station K20CT. The Genesis Trust herewith transfers all equity in the station together with its right to conclude acquisition of the station.

                  (ii) It is mutually agreed that all such shares issued in payment hereof shall be transmitted to an Escrow Agent of mutual acceptance to the Purchaser and Seller. Such Escrow Agent shall hold the issued shares; shall retain such shares until such time as the Purchaser provides satisfactory evidence, to GAAP standards, that the assets transferred hereby are free and clear of any lien, mortgage or hypothecation save and except those stated in this agreement.


                  (iii) Purchaser has fifty (50) NASD "trading days" to deliver such clear title evidence to Seller.

                  (iv) If Purchaser fails to deliver proof clear title, the Escrow Agent shall, upon the date set forth above, return such shares to the Transfer Agent of Seller for cancellation and return to the Treasury of Seller.

         2. In the event of timely provision of proof of unencumbered title to the assets, save and except the lien noted herein, the following events will occur:

                  (i) The Restricted Shares shall release from Escrow to the sole and exclusive ownership and possession of the Purchaser, (the property set forth in Exhibit A becomes the sole and exclusive property of Seller upon execution of this agreement).

                  (ii) The Seller warrants that as part of this transaction, it understands that the rights adherent to the acquisition of a FCC regulated television broadcast license for station K20CT are transferred, together with all equity in such transaction or station or both. Federal Communications Commission ("FCC") regulations prohibit mortgage or hypothecation of a federally issued broadcast license. Seller further warrants that it understands that FCC rules regarding licensure suitability and fitness will involve an examination of certain equity owners of Seller. Any 10% or greater equity owner of Seller must meet FCC suitability criteria for licensee status. In the event that any such entity fails to meet FCC

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standards, the license transfer may be impeded, delayed or denied. Disqualifying criteria include, but are not limited to non-U.S. citizenship; being on a government contractor "debar list," a felony conviction of corporate or personal nature, recent bankruptcy or prior denial or disqualification from FCC licensure. The FCC further requires, in some instances, evidence of financial capacity.

                  (iii) Purchaser warrants the broadcast license for K20CT status is current and active. The station is currently broadcasting 24/7 in full accordance with FCC regulations. There are no pending administrative or other actions involving the station.

                  (iv) The current immediate license holder of television station K20CT, Christians Incorporated for Christ, Inc., a 501(c)(4) non-profit entity, has consented to substituting Golf Entertainment, Inc., as final purchaser and designated license transferee for K20CT, subject to receipt of the final payment of $291,000 for station acquisition. Upon signing of this agreement, Christians Incorporated for Christ, Inc., has consented to sell exclusive 24/7 airtime to Purchaser, or its assignee (Golf Entertainment, Inc.) at the rate of $1,000/month until the final payment is made; thereafter, at the rate of $100/month until the FCC transfer the broadcast license to Golf Entertainment, Inc. License transfers of this type routinely require 6-8 weeks to transfer.

         3. The parties mutually agree and acknowledge that the holding period under SEC Rule 144(d) for the Restricted Shares acquired hereby may be determined to be tolled unless the purchaser's note is collateralized with property other than the shares acquired. The consideration tendered for such Restricted Shares is "in kind" in the form of various items of equipment, equity in and the right to obtain license control of a television broadcast station (K20CT) and other property, all set forth in Exhibit A; all subject to the interim use of the property as collateral for the purposes set forth in the paragraph above.

         4. Seller and CIFC are authorized hereby to immediately negotiate a new or amended separate purchase agreement apart from the interest and agreement assigned by The Genesis Trust, if, in the judgment of the parties, such an arrangement would be mutually beneficial to Seller and CIFC. Seller is authorized to make immediate payment of the note due to CIFC and proceed to license transferal at any time following the signing of this agreement.

(c) Seller warrants that it understands that acquiring the acquisition rights to and, ultimately, acquisition of a broadcast license may impose additional disclosure obligations under SEC regulations.

(d)      Defined Terms. Capitalized terms not defined above are defined in
Section 12 of this Agreement.

SECTION 2.      SELLER'S RIGHT OF REACQUISITION THROUGH DEFAULT

(a) Scope of Reacquisition Right. All Purchased Shares initially shall be Restricted Shares and shall be subject to a right of reacquisition by the Seller. The Purchaser shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares, except as provided in the following provisions. The Purchaser shall place all such shares purchased from Seller in Escrow or Trust unless and until such time as the property set forth in Exhibit A shall be demonstrated to GAAP standards to be free of lien or encumbrance, and, regardless of any eventuality related to that warranty, becomes the sole and exclusive property of Golf Entertainment, Inc., all as set forth above, upon the signing of this agreement.

SECTION 3.      SELLER'S RATIFICATION, NOTICES & SEC FILINGS

(a) Seller warrants that the Board of Directors of Seller has approved this transaction and that it is consistent with the bylaws of the Seller. The parties jointly agree and warrant that each will assist the other in fashioning the required filing with the United States Securities and Exchange Commission for the required Form 8-K filing.

(b) Seller shall be the sole and exclusive contact point for media inquiries; all such inquiries and responses shall issue solely from the Seller or Seller's authorized representative.

(c) Purchaser will bear the costs of any required SEC EDGAR filings related to this event.
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SECTION 4.     INTERIM RESTRICTIONS ON PROPERTY TRANSFERS

(a) Purchaser Representations. In connection with the issuance and acquisition of Shares under this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

         (i) The Purchaser is acquiring and will hold the Purchased Shares for investment for its account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Purchaser is not a "Beneficial Owner" as defined by current SEC terms and definitions, nor is purchaser acting in any way as an "underwriter."

         (ii) The Purchaser understands that the Purchased Restricted Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Purchased Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser obtains an opinion of counsel, in form and substance satisfactory to the Seller and its counsel, that such registration is not required. The Purchaser further acknowledges and understands that the Seller is under no obligation to register the Purchased Shares.

         (iii) The Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited "broker's transaction," and the amount of securities being sold during any three-month period not exceeding specified limitations. The Purchaser acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Seller has no plans to satisfy these conditions in the foreseeable future.

         (iv) The Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Purchaser agrees that he or she will not dispose of the Purchased Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Purchased Shares and he or she has provided the Seller with written assurances, in substance and form satisfactory to the Seller, that (A) the proposed disposition does not require registration of the Purchased Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Purchased Shares under the Rules of the Securities and Exchange Commission..

         (v) The Purchaser has been furnished with, and has had access to, such information as he or she considers necessary or appropriate for deciding whether to invest in the Purchased Shares, and the Purchaser has had an opportunity to ask questions and receive answers from the Seller regarding the terms and conditions of the issuance of the Purchased Shares.

         (vi) The Purchaser is aware that its investment in the Seller is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Purchaser is able, without impairing its financial condition, to hold the Purchased Shares for an indefinite period and to suffer a complete loss of its investment in the Purchased Shares.

(b) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Seller at its discretion may impose restrictions upon the sale, pledge or other transfer of the Purchased Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Seller, such restrictions are

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necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c) Market Stand-Off. In connection with any underwritten public offering by the Seller of its equity securities pursuant to an effective registration statement filed under the Securities Act, including any Seller secondary public offering, the Purchaser shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Purchased Shares without the prior written consent of the Seller or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Seller or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate one year after the date of the conclusion of this transaction. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Seller's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Seller may impose stop-transfer instructions with respect to the Purchased Shares until the end of the applicable stand-off period. The Seller's underwriters shall be beneficiaries of the agreement set forth in this Subsection (c). This Subsection (c) shall not apply to Shares registered in the public offering under the Securities Act, and the Purchaser shall be subject to this Subsection (c) only if the directors and officers of the Seller are subject to similar arrangements.

(d) Rights of the Seller. The Seller shall not be required to (i) transfer on its books any Purchased Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Purchased Shares have been transferred in contravention of this Agreement.

(e) During the Settlement Period, no action may be taken by Seller that would in any manner encumber, hypothecate, sell, barter or assign any property set forth in Exhibit A without the specific written consent of Purchaser. Nothing shall, however, impair the actual use of the property for ordinary business and/or broadcast operations in the geographical Northwest Arkansas areas of Benton and Washington Counties.

(f) During the Settlement Period, Seller may not issue any new Common Stock of any nature from its treasury except for routine conversions of existing and outstanding obligations, all as set forth in the most recent Form 10-K and 10-Q filed of record by the Seller with the Securities and Exchange Commission.

(g) Seller may not dilute, either by splits or changes in authorized shares, the interest acquired by Purchaser without compensating Purchaser on a pro-rata share basis so as to maintain Purchaser's equity position by percentage of ownership, without compensating Purchaser with additional shares.

SECTION 5.      SUCCESSORS AND ASSIGNS

         Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Seller and its successors and assigns and be binding upon the Purchaser and the Purchaser's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 6.      ADDITIONAL INFORMATION

(a) Purchaser agrees to make available, without fee or charge, any information in its possession or under its control required by Seller in order to make timely and accurate SEC filings as the result of this transaction.

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SECTION 7.      TAXES AND TAX ELECTION

(a) The acquisition of the Purchased Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code
Section 83(b). Such election may be filed only within 30 days after the date of purchase. The form for making the Code Section 83(b) election is incorporated by reference to this Agreement as an Exhibit. The Purchaser should consult with his or her tax advisor to determine the tax consequences of acquiring the Purchased Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Purchaser acknowledges that it is his or her sole responsibility, and not the Seller's, to file a timely election under Code Section 83(b), even if the Purchaser requests the Seller or its representatives to make this filing on its behalf.

(b) Purchaser has determined its own tax consequences which will result from this transaction.

SECTION 8.      LEGENDS

         Legends. All certificates evidencing Purchased Restricted Shares shall bear the following legends:

  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
       ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN
                     OPINION OF COUNSEL, SATISFACTORY TO THE
        SELLER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

If required by the authorities of any state in connection with the issuance of the Purchased Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

SECTION 9.      NOTICES

Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Seller at its principal executive office and to the Purchaser at the address that he or she most recently provided to the Seller.

For notices:

         If to Seller:

                  Golf Entertainment, Inc.
                  100 North Point Center East, Suite 320
                  Alpharetta, Georgia, 30022

         If to Purchaser:

                  The Genesis Trust
                  Mel Robinson, Trustee
                  2104 South Walton Blvd, Suite 5
                  Bentonville, Arkansas 72712

Parties may transmit, via facsimile, other documents. Notices rising to the level of contractual obligation items may be sent informally via facsimile, but, only mailed notices constitute official notifications as the term is used in this contract.

SECTION 10.     ENTIRE AGREEMENT
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This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof.

SECTION 11.     CHOICE OF LAW
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. In the event of dispute, the parties agree that mediation or arbitration should be first attempted. In the event of suit, the United States District Court for the appropriate jurisdiction should be the forum with the laws of the state of Delaware used to construe this contract.

SECTION 12.     DEFINITIONS

(a)     "Agreement" shall mean this Stock Purchase Agreement.

(b) "Board of Directors" shall mean the Board of Directors of the Seller, as constituted from time to time.

(c)     "Change in Control" shall mean:

         (i) The consummation of a merger or consolidation of the Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization; or,

         (ii) The sale, transfer or other disposition of all or substantially all of the Seller's assets.

         (iii) The issuance of additional treasury stock of seller whereby the voting control of issued and outstanding stock results in effecting new control entities or persons.

(A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Seller's incorporation or to create a holding Seller that will be owned in substantially the same proportions by the persons who held the Seller's securities immediately before such transaction.)

(d)      "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)      "Seller" shall mean Golf Entertainment, Inc., a Delaware corporation.

(f) "Consultant" shall mean an individual who performs bona fide services for the Seller, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(g) "Employee" shall mean any individual who is a common-law employee of the Seller, a Parent or a Subsidiary.

(h) "Fair Market Value" shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(i) "Outside Director" shall mean a member of the Board of Directors who is not an Employee.

(j) "Parent" shall mean any corporation (other than the Seller) in an unbroken chain of corporations ending with the Seller, if each of the corporations other than the Seller owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(k) "Purchased Shares" shall mean the Shares purchased by the Purchaser pursuant to this Agreement.
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(l)      "Purchase Price" shall mean the amount for which one Share may be purchased pursuant to this Agreement, as specified in Section 1(b).

(m) "Restricted Share" shall mean a Purchased Share that is subject to SEC Rule 144 and/or other regulatory enactments governing liquidity of shares.

(n)      "NASD" shall mean the National Association of Securities Dealers.

         (i)      "Eligibility Rule" as defined by NASD Rule 6530.

         (ii) "15 C 211" shall refer, generically, to the form routinely filed by NASD registered broker-dealers to facilitate the trading of a stock issue on the NASD bulletin board (OTCBB) system.

(o)      "Exchange Act" shall mean the Securities Act of 1934, as amended..

(p)      "Securities Act" shall mean the Securities Act of 1933, as amended.

(q) "Service" shall mean service as an Employee, Outside Director or Consultant.

(r)      "Share" shall mean one share of Common Stock of Seller.

(s) "Stock" shall mean the Common Stock of the Seller, with a par value of $0.01 per Share.

(t) "Subsidiary" shall mean any corporation (other than the Seller) in an unbroken chain of corporations beginning with the Seller, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(u) "Transferee" shall mean any person to whom the Purchaser has directly or indirectly transferred any Purchased Share.

(v) "Transfer Notice" shall mean the notice of a proposed transfer of Purchased Shares described in Section 3.

(w) "Beneficial Owner" shall have the same meaning as is currently or subsequently defined by the terms published and promulgated by the United States Securities and Exchange Commission.



Purchaser: The Genesis Trust, Inc.

By: /s/ Mel Robinson                         Date: December 31, 2001
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         Mel Robinson, Trustee



Seller: Golf Entertainment, Inc.


By: /s/ Ron Farrell, CEO,                    Date: December 31, 2001
   -----------------------------------------